Exhibit 99.1

News Release
FIS Chief Financial Officer to Retire in 2013

JACKSONVILLE, Fla., December 10, 2012 - FIS™ (NYSE: FIS), the world's largest provider of banking and payments technology, announced today that Corporate Executive Vice President and Chief Financial Officer (CFO), Michael Hayford, has informed the company of his plan to retire in 2013, following the appointment of his successor and an orderly transition of the function. Mr. Hayford has served as FIS' chief financial officer since Oct. 2009.
“Mike has contributed greatly to our company's success throughout his 20-year tenure, including his role as president and chief operating officer and other key operational posts at Metavante Technologies,” said Frank Martire, chairman and chief executive officer of FIS. “He has continued that service as CFO of FIS during a pivotal period for our company. We are fortunate to have benefited from his dedication and, particularly, from his leadership during that time. Mike made a strong contribution to the successful integration of Fidelity National Information Services and Metavante to form FIS, provided leadership in strengthening the financial operations post combination and has played a key role in executing the shift in FIS' strategy away from mergers and acquisitions to focus on organic growth. The timing of his retirement will enable a thorough transition process to his successor.”

FIS will conduct a comprehensive internal and external search for a new chief financial officer.

“I feel very fortunate to have been part of the management team that has built the number one company in our industry,” said Michael Hayford. “Over the past three years, we have dramatically improved cash flow, strengthened the balance sheet and transformed the company into a culture of organic growth. Having accomplished what we set out to do, I believe it is a good time to retire.”

About FIS
FIS (NYSE: FIS) is the world's largest global provider dedicated to banking and payments technologies. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Fla., FIS employs more than 32,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. First in financial technology, FIS tops the annual FinTech 100 list, is 425 on the Fortune 500 and is a member of Standard & Poor's 500® Index. For more information about FIS, visit www.fisglobal.com.
Forward-Looking Statements
This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company's Form 10-K and other filings with the Securities and Exchange Commission.

For More Information:

Kim Snider, 904.438.6278	Mary Waggoner, 904.438.6282
Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
kim.snider@fisglobal.com	mary.waggoner@fisglobal.com